Exhibit (c)(3)
Process Update July 8, 2010

ProcessSummary •Covington has contacted 64 potential partners since launching the process on June 2nd •18 parties continue to express some level of interest •35 parties have declined the opportunity •11 parties have been unresponsive CurrentStatus of Interested/Reviewing Parties: (i)Reviewing Dataroom (10) –American Industrial Partners — Dino Cusumano (Partner) –Forest Hill Partners – John Carretta (Partner) –Long Point Capital — Bill Ughetta (Managing Director) –Martin Marietta Materials — Russell Travison (VP, Acquisitions) –Mill Road Capital – Scott Scharfman (Managing Director) –Open Gate Capital — Jordan Stone (Bus Dev) –Polycor — Patrick Perus (CEO); Meeting scheduled in Montreal 7/12 –Ridge Capital Partners — Brad Davis (Managing Partner) –Saw Mill Capital – Scott Rivard (VP) –Swenson Granite — Kurt Swenson (CEO & President); Meeting held in Barre 6/16

Interested(18) (cont’d) (ii)Reviewing NDA (1) –Kelly Capital — Sean Murphy (VP, M&A) (iii) Reviewing with Team (7) Best Cheer Development — Chung Lun Ko Boral Industries — Chris Fenwick (VP, Planning and Development) Branford Castle – John Castle (Founder) Building Industry Partners — Matt Ogden (Managing Principal) Cold Spring Granite — John Mattke (President & COO) Lafarge North America – Scott Sailor (Manager, Bus Dev) R.E.D. Graniti — Fabrizio Ponzanelli (CEO)

NotInterested (35) (i)Declined After Reviewing (7) –Graham Partners — Bill McKee (Managing Principal); “Do not think we would be competitive based on where ROAC trading and the offer made” –Huron Capital Partners – Gretchen Perkins (VP Bus Dev); “Not excited about industry growth prospects” –Nautic Partners — Bernie Buonanno (Managing Director); “Going to pass based on price and growth equation” –Platinum Equity – Matt Young (Principal) and Travis Haynes (VP); Management Call held 7/1; “Can’t get to valuation of offer on the table; interested in manufacturing business” –PNC Equity Partners — Mike Hand (VP); “Looked at other quarry deals, have difficulty with changing yield, level of capex, and industry growth prospects. Bid seems to be at a rich valuation” –Red Diamond Capital — Kurt Beyer (Senior VP); “Size, capex requirements, cost of go private process” –The Riverside Company — Mr. Robert Landis (Partner, Origination) (ii)Not Interested in Reviewing (28) –ACI Capital –AEA Investors –American Capital –Audax Blue Point Capital Partners –Bunker Hill Capital –Capital Partners

NotInterested (35) (cont’d) –Carl Marks Merchant Partners –Charlesbank Capital Partners –Code Hennessy & Simmons –Cortec Group –Friend Skoler –Golden Gate Capital –Golub Capital –Hampshire Equity Partners –Headway Associates –Industrial Growth Partners –Kirtland Capital Partners –LLM Capital Partners –Marlin Equity Partners –MCM Capital Partners –Mustang Group –Parthenon Capital –RAF Industries –Saugatuck Capital Company –Watermill Ventures –Waud Capital Partners –Wind Point Partners

Unresponsive (11) Autus Capital — Mark Smock (Principal) Blackford Capital — Martin Stein (Founder & President) CIVC Partners — Mike Miller (Partner) Ferro Management Group — Markus Isenrich (Founder) Preferred Unlimited — Mike O’Neill (Founder & CEO) Resilience Capital Partners — Bassem Mansour (Managing Partner) Sentinel Capital Partners – James Coady (Principal) Summit Partners — Joe Trustey (Managing Partner) The Jordan Company — Joseph Linnen (Principal) Wafra Partners — Eric Norfleet (Managing Director) Yension — Hung Chan Ren

ProposedNext Steps •Continue to work the target list •Solicit management meetings/calls within next two weeks •Send process letter during week of 7/12 •Seek nonbinding, indications of interest during week of 7/26